EXHIBIT 8.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 August 3, 1999


Bank United Corp.
3200 Southwest Freeway
Suite 2600
Houston, Texas  77027

Ladies and Gentlemen:

            We have acted as special tax counsel to Bank United Corp., a Delaware corporation ("Bank United"), in connection with a Registration Statement on Form S-3 of Bank United, filed with the Securities and Exchange Commission on August 3, 1999 (the "Registration Statement"), and two Prospectus Supplements, each dated August 3, 1999, forming parts thereof (the "Prospectus Supplements").

            We are of the opinion that, insofar as they relate to matters of United States federal income tax law, the discussions set forth in the Prospectus Supplements under the heading, "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," are fair and accurate summaries of the matters discussed therein.

            We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/WACHTELL, LIPTON, ROSEN & KATZ